Exhibit 5.1

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222-2613

(412) 355-6500

August 3, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance and sale by PPG Industries, Inc., a Pennsylvania corporation (the “Company”), of $400,000,000 aggregate principal amount of its 2.700% Notes due 2022 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated July 31, 2012, among the Company and BNP Paribas Securities Corp., Goldman Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	The Underwriting Agreement;

2.	The Indenture (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), dated as of March 18, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”);

3.	The First Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 18, 2008, between the Company and the Trustee;

4.	The Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of November 12, 2010, between the Company and the Trustee; and

5.	The Third Supplemental Indenture (the “Supplemental Indenture”), dated as of August 3, 2012, between the Company and the Trustee.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-168310) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2010, relating to an unspecified aggregate initial offering price or number of securities of the Company; (ii) the Prospectus, dated July 26, 2010, as supplemented by the accompanying Preliminary Prospectus Supplement, dated July 31, 2012, relating to the Notes, as filed with the Commission on July 31, 2012 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Final Term Sheet relating to the Notes, as filed with the Commission on July 31, 2012 pursuant to Rule 433 under the Securities Act; (iv) the Prospectus, dated July 26, 2010, as supplemented by the accompanying Prospectus Supplement, dated July 31, 2012, reflecting the final terms of the Notes and the terms of the offering thereof, as filed with the Commission on August 1, 2012 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended and restated; and (vii) resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Notes by the Company. We have made such other investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; and (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) the laws of the State of New York, other than its law relating to choice of law, (ii) applicable federal securities laws of the United States and (iii) the Pennsylvania Business Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits set forth in the Indenture (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

We express no opinion as to any provision in the Notes: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by the law of a jurisdiction other than the State of New York, the applicable federal securities laws of the United States or the Pennsylvania Business Corporation Law; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to restrict access exclusively to any particular courts; and (ix) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP